UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934

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Trans World Entertainment Corporation

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TRANS WORLD ENTERTAINMENT CORPORATION
38 Corporate Circle
Albany, New York 12203
(518) 452-1242

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date and Time	Wednesday, July 1, 2015, at 10:00 A.M., EDT
Place	Albany Country Club 300 Wormer Road Voorheesville, New York 12186
Items of Business	(1) To elect six Directors to serve one year terms and until their successors are chosen and qualified;
(2) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
Record Date	Shareholders of record as of May 15, 2015 are eligible to vote.
Proxy Voting

A proxy and return envelope, not requiring postage if mailed in the United States, are enclosed for your convenience. Please complete and return your proxy card as promptly as possible. All shareholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the meeting, your vote is important. Prompt return of the proxy will assure a quorum is present at the annual meeting and save the Company expense.

By order of the Board of Directors,

Edwin J. Sapienza, Secretary

May 29, 2015

TRANS WORLD ENTERTAINMENT CORPORATION
38 Corporate Circle
Albany, New York 12203
(518) 452-1242

PROXY STATEMENT

This Proxy Statement is furnished to the shareholders of Trans World Entertainment Corporation, a New York corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders of the Company to be held on July 1, 2015 (the “Annual Meeting”), and any adjournment or adjournments thereof. A copy of the notice of meeting accompanies this Proxy Statement. It is anticipated that the mailing of this Proxy Statement and the form of proxy/voting instruction card will commence on May 29, 2015.

As permitted by rules of the Securities and Exchange Commission (“SEC”), we are making our proxy material, which includes our notice of annual meeting, proxy statement and Annual Report on Form 10-K, available to our shareholders over the Internet. An electronic version of this proxy statement and the Company’s Annual Report on Form 10-K are available at www.envisionreports.com/TWEC.

VOTING SECURITIES

The Company has only one class of voting securities, its common stock, par value $.01 per share (the “Common Stock”). On May 15, 2015, the record date, 31,153,176 shares of Common Stock were outstanding. Each shareholder of record at the close of business on the record date will be entitled to one vote for each share of Common Stock owned on that date, as to each matter presented at the Annual Meeting.

QUORUM AND TABULATION OF VOTES

The By-Laws of the Company provide that a majority of the shares of our Common Stock entitled to vote at the Annual Meeting, present in person or by proxy, shall constitute a quorum at the Annual Meeting of Shareholders of the Company. An inspector from Computershare appointed by the Company will determine the presence of a quorum and will certify and tabulate the votes. Shares of Common Stock represented by a properly signed and returned proxy are considered as present at the Annual Meeting for purposes of determining a quorum. Shareholders of record who are present at the Annual Meeting, in person or by proxy, and who abstain from voting, including brokers holding customers’ shares of record who cause abstentions to be recorded at the Annual Meeting, will be included in the number of shareholders present at the Annual Meeting for purposes of determining whether a quorum is present. However, these shares will not be taken into account in determining the outcome of any of the proposals. A shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on a certain proposal will not be considered present and entitled to vote on that proposal. A broker non-vote occurs when a bank or broker holding shares of a beneficial stockholder does not vote on a particular proposal because it has not received instructions from the beneficial stockholder and the bank or broker does not have discretionary voting power for that particular item.

If you are a beneficial owner and hold your shares in the name of a bank, broker or other holder of record and do not return the voting instruction card, the broker or other nominee will vote your shares on each matter at the Annual Meeting for which he or she has the requisite discretionary authority. If a shareholder does not give instructions to its broker as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” proposals. Brokers cannot vote on their customers’ behalf on “non-routine” proposals. Under these rules, “Item 1—Election of Directors” is considered a “non-routine” proposal. We are subject to these rules even though shares of our common stock are traded on the NASDAQ Global Select Market. If a broker votes shares that are unvoted by its customers for or against a “routine” proposal, these shares are counted for the purpose of establishing a quorum and also will be counted for the purpose of determining the outcome of “routine” proposals. If a broker does not receive voting instructions as to a non-routine proposal, or chooses to leave shares unvoted on a routine proposal, a “broker non-vote” occurs and those shares will not be counted for determining the outcome of those proposals. Shares that are subject to broker non-votes are considered not entitled to vote on the particular proposal, and effectively reduce the number of shares needed to approve that proposal.

Pursuant to the Company’s By-Laws, “Item 1—Election of Directors” is determined by the affirmative vote of a plurality of the shares of our Common Stock cast at the Annual Meeting, in person or by proxy on the proposal. Under applicable New York law, in determining whether such nominees have received the requisite number of affirmative votes, abstentions will have no effect on the outcome of the vote. With respect to the election of directors, votes may be cast “for” all nominees, “withheld” from all nominees, or “withheld” specifically from identified nominees. Brokers do not have discretionary voting power on this proposal.

As of the date of this proxy statement, our Board of Directors knows of no matters that will be presented for consideration at the annual meeting other than as described in this proxy statement. If any other matters shall properly come before the annual meeting or any adjournments or postponements of the annual meeting and shall be voted on, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any of those matters. The persons named as proxies intend to vote in accordance with the recommendation of our Board of Directors or otherwise use their judgment.

A proxy may be revoked at any time prior to the voting at the Annual Meeting by submitting a later dated proxy (including a proxy by telephone), by giving timely written notice of such revocation to the Secretary of the Company or by attending the Annual Meeting and voting in person. However, if you hold any shares of Common Stock in “street name,” (that is through a bank, broker or other nominee) you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the holder of record of such shares.

The Company will pay the costs of soliciting, preparing, printing and mailing this Notice of Annual Meeting of Stockholders and Proxy Statement, the enclosed proxy card and the Company’s 2014 Annual Report to Stockholders. In accordance with the regulations of the SEC, we also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with their forwarding of proxies and proxy solicitation materials to beneficial owners of our Common Stock as of the record date. The solicitation of proxies will be conducted primarily by mail, but may also include the Internet, telephone, facsimile or oral communications by directors, officers or regular employees of the Company acting without special compensation. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners, and, on request, will reimburse such holders for their reasonable expenses in so doing.

PRINCIPAL SHAREHOLDERS

The only persons known to the Board of Directors to be the beneficial owners of more than five percent of the outstanding shares of the Common Stock as of May 15, 2015, the record date, are indicated below:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Robert J. Higgins	15,057,462(1)	47.6%
38 Corporate Circle Albany, New York 12203
Lloyd I. Miller, III	6,390,096 (2)	20.5%
3300 South Dixie Highway, Suite 1-565 West Palm Beach, FL 33405
Dimensional Fund Advisors Inc.	2,596,368 (3)	8.3%
Building One 63000 Bee Cave Road Austin, TX 78746
Nantahala Capital Management, LLC	2,246,331 (4)	7.2%
19 Old Kings Highway, Suite 200 Darien, CT 06800

(1)

Information is as of May 15, 2015, as provided by the holder. Includes 450,000 shares that may be acquired within 60 days of May 15, 2015, 300,550 shares owned by the wife of Robert J. Higgins and 137,500 shares owned by a foundation controlled by Robert J. Higgins, and excludes 1,291,124 shares owned by certain other family members of Robert J. Higgins who do not share his residence. Mr. Robert Higgins disclaims beneficial ownership with respect to those shares owned by family members other than his wife.

(2)	Based on Form 13D, filed January 26, 2015 by Lloyd Miller, III.

(3)	Based on Form 13G/A, filed February 5, 2015, by Dimensional Fund Advisors Inc.

(4)	Based on Form 13G/A, filed February 17, 2015 by Nantahala Capital Management, LLC.

Mr. Robert Higgins, who beneficially owns 15,057,462 shares of Common Stock as of the record date (approximately 47.6% of all outstanding shares), has advised the Company that he presently intends to vote for the election of the nominees for Directors named under “Item 1—Election of Directors.”

Item 1. Election of Directors

The Board of Directors (also referred to herein as the “Board”) has nominated six candidates for election as directors to hold office (subject to the Company’s By-Laws) for a one-year term expiring at the 2016 annual meeting of stockholders (the “2016 Meeting”) and until their successors have been elected and qualified.

The nominees will be elected by a plurality vote of the outstanding shares of Common Stock cast at the Annual Meeting.

If the nominees listed below should become unavailable for any reason, which management does not anticipate, the proxy will be voted for any substitute nominee who may be selected by the Nominating and Corporate Governance Committee of the Board prior to, or at the Annual Meeting or if no substitute is selected prior to or at the Annual Meeting, for a motion to reduce the membership of the Board to the number of nominees available. The information concerning the nominees and their security holdings has been furnished by them to the Company.

The biographies of each of the Directors contain applicable information regarding the person’s service as a director, business, educational, and other professional experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that cause the Board to determine that the person should serve as a director for the Company. The Company believes that the backgrounds and qualifications of its Directors, considered as a group, should provide the Company and Board with diverse business and professional capabilities, along with the experience, knowledge and other abilities that will allow the Board to fulfill its responsibilities.

Nominees for Election as Directors

Robert J. Higgins, Executive Chairman of the Board, founded the Company in 1972, and he has participated in its operations since 1973. Mr. Robert Higgins has served as Chairman of the Company for more than the past five years. He served as Chief Executive Officer of the Company from the Company’s founding until October 2014. He is also the Company’s principal shareholder. See “PRINCIPAL SHAREHOLDERS.” As founder and Chief Executive Officer of the Company for over 40 years, Mr. Robert Higgins brings an extraordinary understanding of our company’s business, history and organization. With his day-to-day leadership and intimate knowledge of our business and operations, Mr. Robert Higgins provides the board with invaluable insight into the operations of our company.

Martin Hanaka has been an Operating Partner at Highland Consumer Fund since August 2014. More recently, he was the Interim Chief Executive Officer of Guitar Center, Inc. from January 2013 to April 2013. Previously, Mr. Hanaka served as the Chairman of Golfsmith International Holdings, Inc. from April 2007 to November 2012 and was the Chief Executive Officer from June 2008 and November 2012. From September 1998 to August 2003, Mr. Hanaka served as the Chief Executive Officer of The Sports Authority Inc. and served as Chairman from November 1999 through June 2004. From August 1994 to October 1997, he served as the President and Chief Operating Officer of Staples Inc. and served as a member of the Board of Directors. He has served on a dozen public and private boards of directors, including the Company’s from 1998 through 2009. In addition to significant experience providing oversight as a director in various capacities, Mr. Hanaka contributes substantial experience in the retail sector.

Robert E. Marks has been the President of Marks Ventures, LLC, a private equity investment firm since 1994. Mr. Marks is currently a director of Denny’s Corporation (“Denny’s”) and served as Chairman of the Board of Directors of Denny’s from 2004 to 2006; a director of Emeritus Corporation, as well as a member of the Board of Trustees of the Fisher House Foundation, a member of the Board of Trustees of the Greenwich, Connecticut Public Library, a member of the Board of Trustees of the Greenwich Field Club, a member of the Board of Trustees of The International Rescue Committee and a member of Stanford University’s Alumni Committee on Trustee Nominations. Mr. Marks has extensive finance, investment and executive compensation experience to share with the Board.

Dr. Joseph G. Morone has been the President and CEO of Albany International Corp since January 2006 and President since August 2005. From August 1997 to July 2005 he was the President of Bentley University. Previously, Dr. Morone was the Dean of Rensselaer Polytechnic Institute’s Lally School of Management and Technology from July 1993 to July 1997. Before joining the School of Management in 1988, Dr. Morone was a senior associate for the Keyworth Company, a consulting firm specializing in technology management and science policy. Dr. Morone also served in the White House Office of Science and Technology Policy and spent seven years at General Electric Company’s Corporate Research and Development. Dr. Morone also serves on the Board of Directors of Albany International Corp. and on the Board of Trustees of the University System of New Hampshire. Dr. Morone has executive leadership experience at public companies and academic institutions, with an expertise in risk management and strategic planning.

Michael Nahl was Executive Vice President and Chief Financial Officer of Albany International Corp. from April 2005 until his retirement in September 2009. Mr. Nahl is currently Chairman of the Board of Lindsay Corporation and was a member of JPMorgan Chase and Company’s Regional Advisory Board from 1996 through 2010. Mr. Nahl has broad and thorough knowledge on accounting, disclosure, risk management, auditing and finance matters, as well as operational and strategic experience to share with our Board.

Michael B. Solow is the Co-Chairman and Managing Partner of Kaye Scholer LLP, an international law firm based in New York City, where he has practiced since January 2001 and is currently a member of the firm’s Executive Committee. Prior to joining Kaye Scholer LLP, Mr. Solow was a Partner and Practice Manager for the Financial Services Practice at Hopkins & Sutter, a Chicago, Illinois law firm. Mr. Solow has previously served on other corporate boards, including Camelot Music, Inc. Mr. Solow provides the Board with extensive legal and management experience, particularly his expertise in corporate finance and his experience in law firm management.

Executive Officers

The Company’s executive officers (other than Mr. Robert Higgins whose biographical information is included under “Item 1 - Election of Directors” herein) are identified below.

Michael Feurer has been Chief Executive Officer of the Company since October 2014. Mr. Feurer most recently served as Chief Executive Officer and President of Vanity Stores from 2012 to 2014. Mr. Feurer’s prior experience includes nine years at Coldwater Creek in various positions, including Senior Vice President Merchandising and Merchandise Operations and President, Strategic New Concepts. He also spent nine years at the Gap where he was responsible for Market Planning and Planning and Allocation for their Canadian, European, and Japanese markets.

John Anderson has been Chief Financial Officer of the Company since February 2013. Prior to being named Chief Financial Officer, Mr. Anderson was Acting Chief Financial Officer beginning July 2012. Prior to that, Mr. Anderson served in positions of increasing responsibility at Trans World for over 18 years, most recently serving as Controller since September 2006.

Bruce J. Eisenberg has been Executive Vice President of Real Estate since May 2001. He joined the Company in August of 1993 as Vice President of Real Estate and was named Senior Vice President of Real Estate in May 1995. Prior to joining the Company, Mr. Eisenberg was responsible for leasing, finance and construction of new regional mall development at The Pyramid Companies.

EQUITY OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of Common Stock as of May 15, 2015, by each Director and Named Executive Officer of the Company and all Directors and executive officers as a group. All shares listed in the table are owned directly by the named individuals, unless otherwise indicated therein. The Company believes that the beneficial owners have sole voting and investment power over their shares, except as otherwise stated or as to shares owned by spouses.

Name	Positions With the Company	Age	Year First Elected as Director/ Officer	Direct Ownership		Shares that may be acquired within 60 days of May 15, 2015	Total Shares Beneficially Owned	Percent of Class
Robert J. Higgins	Executive Chairman of the Board	74	1973	14,607,462	(1)	450,000	15,057,462	47.6%
Martin Hanaka	Director	66	2013	13,774		3,750	17,524	*
Robert E. Marks	Director	63	2012	24,992		11,250	36,242	*
Dr. Joseph G. Morone	Director	62	1997	24,088		—	24,088	*
Michael Nahl	Director	72	2011	11,620		15,000	26,620	*
Michael B. Solow	Director	56	1999	16,294		12,408	28,702	*
Michael Feurer	Chief Executive Officer	45	2014	—		100,000	100,000	*
John Anderson	Chief Financial Officer	46	2012	21		35,800	35,821	*
Bruce J. Eisenberg	Executive Vice President—Real Estate	55	1995	21,184		300,000	321,184	1.0%
All Directors and Executive Officers as a group (9 persons)				14,719,435		928,208	15,647,643	48.8%

*	Less than 1% of issued and outstanding common shares

(1)

Includes 300,550 shares owned by the wife of Robert J. Higgins and 137,500 shares owned by a foundation controlled by Robert J. Higgins, and excludes 1,291,124 shares owned by certain other family members of Robert J. Higgins who do not share his residence. Mr. Robert Higgins disclaims beneficial ownership with respect to those shares owned by family members other than his wife.

CORPORATE GOVERNANCE

The Board of Directors

Meetings and Attendance

The Board of Directors held 8 meetings during the 2014 fiscal year. All of the Directors attended greater than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the Board on which such Director served.

It is the policy of the Board that all Directors should be present at Company’s Annual Meeting of Shareholders. All of the Directors then in office and standing for election attended the 2014 Annual Meeting of Shareholders.

Code of Ethics

The Board of Directors has adopted a Code of Ethics applicable to the Company’s officers, employees, Directors and Consultants. The Code of Ethics is available on the Company’s website, www.twec.com. A copy of the Code of Ethics is available in print to any stockholder who requests it, in writing to the Company’s Corporate Secretary, Trans World Entertainment Corporation, 38 Corporate Circle, Albany, NY, 12203.

Guidelines for Evaluating Independence of Directors

The Board has determined that all of the Directors, other than Mr. Robert Higgins, are independent directors in accordance with the standards of the NASDAQ Stock Market and as described below. The Nominating and Governance Committee as well as the Board annually reviews relationships that Directors may have with the Company to make a determination of whether there are any material relationships that would preclude a Director being independent.

The standards relied upon by the Board in affirmatively determining whether a director is “independent,” in compliance with the rules of the NASDAQ Stock Market, are comprised of those objective standards set forth in the NASDAQ rules. The Board is responsible for ensuring that independent directors do not have a material relationship with the Company or its affiliates or any executive officer of the Company or his or her affiliates.

Presiding Director

The non-management directors annually elect one independent director to be the Presiding Director. Dr. Morone currently serves as the Presiding Director. The Presiding Director’s responsibilities are to:

•	Preside over executive sessions of the non-management directors and at all meetings at which the Chairman is not present;

•	Call meetings of the non-management directors as he or she deems necessary;

•	Serve as liaison between the Chairman and the non-management directors;

•	Approve agendas and schedules for Board meetings;

•	Advise the Chairman of the Board’s informational needs;

•	Communicate goals and objectives to the Chairman and Chief Executive Officer and the results of the evaluation of his performance; and

•	Be available for consultation and communication if requested by major stockholders.

Committees of the Board of Directors

The Audit Committee

The Board of Directors has an Audit Committee whose current members are: Robert Marks (Chairman), Dr. Joseph Morone, and Michael Nahl. These Directors are, in the opinion of the Board of Directors, “independent” (as defined under the standards of the NASDAQ Stock Market) of management and free of any relationship that would interfere with their exercise of independent judgment as members of the Audit Committee. The Board of Directors has determined that Robert Marks is both independent and qualified as an Audit Committee financial expert as such term is defined under the rules and regulations promulgated by the Securities and Exchange Commission and applicable to this Proxy Statement. The Audit Committee held four meetings during the 2014 fiscal year. The Audit Committee’s responsibilities consist of recommending the selection and authorization of independent accountants, reviewing the scope of the audit conducted by such accountants, as well as the audit itself, and reviewing the Company’s audit activities and matters concerning financial reporting, accounting and audit procedures, related party transactions and policies generally. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached as Appendix A to this Proxy Statement.

The Compensation Committee

The Board of Directors has a Compensation Committee, consisting solely of independent Directors, whose current members are: Michael Solow (Chairman), Martin Hanaka, Dr. Joseph Morone and Michael Nahl. The Compensation Committee held one meeting during the 2014 fiscal year. The Compensation Committee formulates and gives effect to policies concerning salary, compensation, stock options and other matters concerning employment with the Company. The processes and procedures used for the consideration and determination of executive compensation are described in the section of this Proxy captioned “Compensation Discussion and Analysis.” The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is attached as Exhibit A to the 2013 Proxy Statement.

The Nominating and Corporate Governance Committee

The Board of Directors has a Nominating and Corporate Governance Committee, consisting solely of independent Directors, whose current members are: Dr. Joseph Morone (Chairman), Martin Hanaka, Robert Marks, Michael Nahl, and Michael Solow. The Nominating and Corporate Governance Committee held one meeting during the 2014 fiscal year. The Nominating Committee develops qualification criteria for Board members; interviews and screens individuals qualified to become Board members in order to make recommendations to the Board; and oversees the evaluation of executive management. The Committee seeks to select a Board that is strong in its collective knowledge of and diversity of skills and experience concerning retail operations, accounting and finance, management and leadership, vision and strategy, risk assessment and corporate governance. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which is attached as Exhibit B to the 2013 Proxy Statement.

The Nominating and Corporate Governance Committee will consider nominations submitted by Shareholders. To recommend a nominee, a Shareholder should write to the Company’s Secretary. To be considered by the Nominating and Corporate Governance Committee for nomination and inclusion in the Company’s Proxy Statement for its 2016 Annual Meeting of Shareholders, a Shareholder recommendation for a Director must be received by the Company’s Secretary no later than January 30, 2016. Any recommendation must include (i) the name and address of the candidate, (ii) a brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements summarized above, and (iii) the candidate’s signed consent to be named in the Proxy Statement and to serve as a Director if elected. The Nominating and Corporate Governance Committee may seek additional biographical and background information from any candidate which, to be considered, must be received on a timely basis.

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, including a search firm or outside consultant, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board. Assuming the appropriate biographical and background material is provided for candidates submitted by Shareholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members. While the Company does not have a formal diversity policy for Board of Director membership, the Nominating and Corporate Governance Committee and the Board of Directors, as a whole, seeks nominees or candidates to serve as directors that represent a variety of backgrounds and experience that will enhance the quality of the Board of Director’s deliberations and decisions. The Nominating and Corporate Governance Committee considers, among other factors, diversity with respect to viewpoint, skills and experience in its evaluation of candidates for Board of Director membership. Such diversity considerations are discussed by the Nominating and Corporate Governance Committee in connection with the general qualifications of each potential nominee. The Nominating and Corporate Governance Committee did not receive any nominations from Shareholders for the 2015 Annual Meeting.

Board’s Role in Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity, and operations, as well as the risks associated with each. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks and potential conflicts of interest. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Communications with the Board of Directors

The Board has established a process for Shareholders to communicate with members of the Board. The Chairman of the Nominating and Corporate Governance Committee, with the assistance of the Company’s Secretary, will be primarily responsible for monitoring communications from Shareholders and providing copies or summaries of such communications to the other Directors, as he or she considers appropriate. Communications will be forwarded to all Directors if they relate to appropriate matters and may include suggestions or comments from the Chairman of the Nominating and Corporate Governance Committee. Any such communication must state the number of shares beneficially owned by the shareholder making the communication. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which the Company tends to receive repetitive or duplicative communications. Shareholders who wish to send communications to the Board may do so by writing to:

Dr. Joseph Morone
Chairman of the Nominating and Corporate Governance Committee
c/o the Company’s Secretary
Trans World Entertainment Corporation
38 Corporate Circle
Albany, New York 12203

Compensation of Directors

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)		Option Awards ($)	All Other Compensation ($)	Total Compensation ($)
Robert J. Higgins(1)	—	—		—	—	—
Martin Hanaka	106,000	—		—	—	106,000
Robert Marks	42,000	80,000	(3)	—	—	122,000
Dr. Joseph G. Morone	113,000	—		—	—	113,000
Michael Nahl	108,000	—		—	—	108,000
Michael B. Solow	110,500	—		—	—	110,500

(1)	Although Mr. Robert J. Higgins also serves as a member of the Board, he does not receive any additional compensation for such service. See “Summary Compensation Table.”

(2)	Fees earned reflect the amount of cash received for the annual retainer, Board and committee meeting fees and cash received in lieu of Deferred Shares.

(3)

Amount represents the grant date fair value as computed in accordance with Accounting Standards Codification Topic 718, relating to the grant of deferred shares to a director in 2014. See Note 7 to the Consolidated Financial Statements in the Company’s 2014 Annual Report on Form 10-K for the assumptions made in determining the value. Effective May 27, 2014, 24,992 deferred shares were awarded to Mr. Marks.

Cash Compensation. Each Director who is not a salaried employee of the Company receives a $12,500 retainer per annum plus a $2,000 attendance fee for each Board meeting attended and a $1,000 attendance fee for each committee meeting attended, except that the compensation for telephone conference meetings is $1,000 and $500 for board and committee telephone conference meetings, respectively. A committee chairperson receives an additional $5,000 retainer per year and the Audit Committee chairperson receives a $15,000 annual retainer. The Company may, in its discretion, determine to pay all or a portion of any annual retainer in shares of Common Stock, in lieu of cash and to make discretionary grants of Common Stock to non employee Directors from time to time. The Company has not elected to pay the annual retainer in shares or make discretionary grants during the past three years.

Directors Equity Awards. Currently, each Director is eligible to participate in the Amended and Restated 2005 Long Term Incentive Plan. During the 2014 fiscal year, no options were granted to members of the Board. As of May 15, 2015, Mr. Hanaka, Mr. Nahl and Mr. Marks each held 15,000 options. Previously, each outside Director was entitled to participate in the Company’s 1990 Stock Option Plan for Non-Employee Directors (the “Directors Plan”), which expired in 2010. As of May 15, 2015, Director awards covering 9,655 shares of Common Stock have been granted and are outstanding under the Directors Plan.

An initial grant of 15,000 stock options is made to each new Director. In addition, on or about May 1 of each year, Directors are entitled to receive grants of deferred shares of Common Stock (“Deferred Shares”) under the Amended and Restated 2005 Long Term Incentive Plan representing $80,000 in market value of Common Stock as of the date of grant. The Deferred Share grants vest on the date of grant. By December 31 two years prior to the grant year, each Director must elect to either receive cash in lieu of the deferred shares, Common Stock with respect to the Deferred Shares upon grant or to defer the receipt of such Common Stock until such person is no longer a Director, except that a cash election could be made only if the Board member held 4x the value of the annual retainer ($50,000) in Common Stock, including Deferred Shares, based on the 120 day average closing price as of the prior December 1st. During the 2014 fiscal year, each non-executive Director received cash in lieu of Deferred Shares, except Mr. Marks who received 24,992 shares representing a value of $80,000. The Board of Directors is authorized, in its discretion, to grant additional stock options or Common Stock awards to Directors Plan participants.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section describes the material elements of compensation for the Company’s executive officers identified in the Summary Compensation Table below (who are referred to below as the “named executive officers”), the process by which such elements are determined and established by the Compensation Committee for the respective individuals and the principles and considerations underlying such determinations.

The compensation decisions for the named executive officers relating to 2014 took into account the Company’s consolidated financial results. Discussions relating to the Company’s consolidated financial results and operating performance for the year are contained in the Management’s Discussion and Analysis section of the Company’s 2014 Annual Report on Form 10-K.

Compensation Objectives and Approach

The objectives of our compensation programs are to attract, motivate, retain and reward executives and employees who will make substantial contributions toward the Company meeting the financial, operational and strategic objectives that we believe will build value for the Company’s stockholders. In an effort to achieve these objectives, the key elements of such programs consist of base salary, annual performance-based cash bonuses and share-based compensation.

Compensation Determination Process and Considerations

The Chief Executive Officer makes proposals to the Compensation Committee regarding the elements of compensation for each of the named executive officers, including his own compensation, and the Compensation Committee has full authority and discretion to accept, reject or modify these proposals. The Compensation Committee’s compensation determinations regarding the named executive officers are reviewed by the full Board. Generally, these determinations are made annually and occur at the Compensation Committee’s regular meeting of each fiscal year occurring in April, at which cash bonuses and share-based awards, if any, relating to the named executive officers’ performance during the preceding fiscal year are granted, and any base salary adjustments for the current year are implemented. In preparation for these meetings, the Chief Executive Officer meets with the Compensation Committee Chairman to present his preliminary compensation proposals relating to the named executive officers to be addressed in the April meeting, based on the planned full-year financial results for the Company and its subsidiaries.

The Compensation Committee reviews and approves each element of compensation for the named executive officers. In establishing the levels and components of compensation for the named executive officers, the Compensation Committee, as a threshold matter, evaluates the overall performance of the Company for the year.

Key elements considered in the Compensation Committee’s performance evaluations include corporate performance compared to the financial, operational and strategic goals for the applicable period, the officer’s contributions to such performance and the officer’s other accomplishments for the benefit of the Company during such period. In these evaluations, the Compensation Committee does not apply rigid formulas with respect to amount of compensation paid or the allocation between cash and non cash compensation, and reviews long-term financial performance, as well as financial performance for the previous year. Such evaluations also take into account the nature, scope and level of the named executive officer’s responsibilities and the officer’s level of experience, past levels of compensation and changes in such levels, tenure with the Company and other opportunities potentially available to such officer. In addition, the members of the Compensation Committee interact with each of the named executive officers in connection with regular meetings of the Company’s Board of Directors, which provides the Committee with an additional basis for evaluating such officer and his performance. Based on all of these general evaluative factors and the additional factors described below, the Compensation Committee makes its assessments and determines the components and levels of compensation for each such officer.

Management regularly meets with members of the Compensation Committee to assist the Committee in making compensation decisions regarding our named executive officers and also to discuss with the Compensation Committee its recommendations for other executives. We believe that since our management has extensive knowledge regarding our business, they are in a position to provide valuable input. Specifically, our Executive Chairman of the Board provides input relevant to setting performance goals and certifies to the Compensation Committee the level of achievement of our performance targets under our Executive Officer Bonus Plan (“Bonus Plan”) and Amended and Restated 2005 Long Term Incentive Plan (the “2005 Plan”).

Compensation Committee-Assessment of Risk

Each year, the Compensation Committee reviews the Company’s compensation programs to assess risk in the Company’s compensation programs. As part of its consideration, the Committee considers any potential risks that could arise from the Company’s compensation policies and practices and the extent to which any of those risks would be reasonably likely to have a material adverse effect on the Company. The Committee considers all facets of the compensation programs, their underlying assumptions and the objectives those programs were designed to achieve. Some of the factors the Committee considers to minimize potential risks are the balance between cash and stock awards, the various time frames associated with earning of awards (seasonal, annual and multi-year vesting) and the different performance metrics associated with the incentive awards for each of the Company’s businesses and corporate associates. After that review, the Committee has determined that the Company’s compensation programs for 2014 and 2015 do not incentivize its associates, including senior executives, to take unnecessary and excessive risks that could jeopardize the future of the Company and would be adverse to the best interests of its shareholders.

The Company has sought to structure its overall compensation program to contain an appropriate mix of long-term and short-term incentives that balance risk and potential reward in a manner that is appropriate to the circumstances and in the best interest of the Company’s stockholders. In particular, equity-based awards are structured to vest generally over a number of years, which encourages employees to focus on long-term results. Moreover, both annual incentive bonus and performance-based equity awards are subject to discretionary reduction if determined appropriate by the Compensation Committee. The Company believes that these factors reduce any incentive that employees may have to take inappropriate risks. Accordingly, the Company believes that its compensation policies and practices encourage and incentivize the employees to improve results in a disciplined, focused manner, with a view toward long-term success.

Chief Executive Officer Benchmarking

To attract and motivate a new CEO to lead the Company through its future strategic transformation, the Committee engaged Compensation Advisory Partners (“CAP”) to prepare a survey for Chief Executive Officers from a comparator group of companies. The Compensation Committee developed the comparator group based on a number of factors; including size, structure and business comparability. In evaluating companies for inclusion in our peer group, we consider companies with similar business models in the retail industry sector with revenues comparable to the Company. We do not include all companies within the retailing index and exclude companies with materially different business characteristics. The peer group consisted of the following companies: Books-A-Million, Build-A-Bear Workshop Inc., Cache Inc., Christopher & Banks Corporation, Perfumania Holdings, Inc., Shoe Carnival Inc., Speed Commerce, Inc., Tuesday Morning Corporation and Zumiez Inc.

The Committee targeted a compensation structure which was in the 50th percentile of the peer companies. The Committee designed a competitive annual compensation and a one-time long-term equity grant. In addition, for fiscal 2015, the Committee designed an incentive plan to motivate our CEO to create sustainable long term shareholder value by providing him with the opportunity to earn equity incentives in addition to cash incentives.

Cash Compensation

The Company pays base salaries at levels it believes will attract and retain key employees and ensure that our compensation program is competitive. Base salaries for the named executive officers are established by the Compensation Committee, and reviewed by such Committee for potential adjustment on an annual basis, based on the considerations described in the preceding section. The base salary amounts paid to the named executive officers during the 2014 fiscal year are shown in the Summary Compensation Table at page 14.

The annual incentive bonus plan, the results of which are shown in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column, provides for a cash bonus, dependent upon the level of achievement of the stated corporate goals, calculated as a percentage of the officer’s base salary, with higher ranked executive officers being compensated at a higher percentage of base salary. The Compensation Committee approves the target annual incentive award for the Chief Executive Officer and, for each officer below the Chief Executive Officer level, bases the target on the Chief Executive Officer’s recommendations. For the 2014 fiscal year, the performance goal adopted for annual bonuses was based on achieving earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $10.7 million. Based on the performance of the Company, none of the named executive officers received cash bonuses for 2014. The Company reserves the right to pay discretionary cash bonuses to the named executive officers, although it did not exercise that discretion in 2014.

Share-Based Compensation

The Company believes that a component of its officers’ compensation should consist of share-based incentive compensation, which appreciates or depreciates in value in relation to the market price of our common stock. Accordingly, the Compensation Committee has in recent years made, and intends in the future to continue to make, grants of share-based awards to the named executive officers and other key employees in such amounts as the Committee believes will accomplish the objectives of our compensation programs. As discussed below, the holder’s ability to realize any financial benefit from these awards typically requires the fulfillment of substantial vesting requirements that are performance contingency-related in some cases and time-related in others. Accordingly, the Company believes that these awards provide substantial benefit to the Company in creating appropriate performance incentives and in facilitating the long-term retention of employees who add significant value. During 2014, the Company granted a total 95,000 time vested options to named executive officers in recognition of their performance in fiscal 2013. In addition, Mr. Feurer was granted 300,000 options and 200,000 restricted stock units upon his hiring.

Retirement and Other Benefits

The Company’s benefits program includes retirement plans and group insurance plans. The objective of the program is to provide select named executive officers with reasonable and competitive levels of protection against the four contingencies (retirement, death, disability and ill health) which could interrupt their employment and/or income received as an active employee. Retirement plans, including the supplemental executive retirement plan, are designed to provide a competitive level of retirement income to named executive officers and to reward them for continued service with the Company. The retirement program consists of a supplemental executive retirement plan and the 401(k) plan. Mr. Robert Higgins and Mr. Eisenberg are participants in the supplemental executive retirement plan.

The group insurance program consists of life, disability and health insurance benefit plans that cover all full-time management and administrative employees and the supplemental long-term disability plan, which covers the named executive officers and other officers.

Other Compensation

The Company continues to maintain modest executive benefits and perquisites for officers; however, the Compensation Committee in its discretion may revise, amend or add to the officer’s executive benefits and perquisites if it deems it advisable. See the Summary Compensation Table for a summary of such benefits.

Deductibility of Compensation Expenses

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public corporation for annual compensation over $1 million for its named executive officers who are considered “covered employees” for purposes of Section 162(m). Qualifying performance based compensation will not be subject to the deduction limit if certain requirements are met. Executive compensation is structured to avoid limitations on deductibility where this result can be achieved consistent with the Company’s compensation goals.

Say On Pay Results

At the Fiscal 2013 annual meeting of stockholders of the Company that was held on July 2, 2013, the stockholders approved, on an advisory basis, the Fiscal 2013 compensation of the Company’s named executive officers, which is commonly referred to as a “say-on-pay” proposal, by an affirmative vote of over 80% of the votes cast on the proposal. In light of the vote result, we will continue to focus on aligning pay with the achievement of short- and long-term financial and strategic objectives and building stockholder value.

Compensation Committee Report

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis section included in this proxy statement. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy for filing with the Securities and Exchange Commission.

Compensation Committee of the Board of Directors
Michael Solow, Chairman
Martin Hanaka
Dr. Joseph Morone
Michael Nahl

Summary Compensation Table

The following table sets forth information regarding compensation earned by our Chief Executive Officer, Chief Financial Officer and three other most highly compensated Executive Officers:

Name	Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value ($)	All Other Compensation ($)(6)	Total Compensation ($)
Robert J. Higgins	Executive Chairman of	2014	725,000	—	—	—	—	1,443,620	193,920	2,362,540
	the Board	2013	800,000	—	—	—	—	—	186,435	986,435
		2012	800,000	—	—	—	2,750,000	1,018,363	183,304	4,751,667
Michael Feurer	Chief Executive Officer	2014	195,385	100,000	700,000	443,022	—	—	—	1,438,407
John N. Anderson	Chief Financial Officer	2014	255,000	—	—	70,350	—	—	2,742	328,092
		2013	235,384	36,000	—	58,164	—	—	—	329,548
		2012	174,134	—	—	31,000	95,000	—	—	300,134
Bruce J. Eisenberg	Executive Vice	2014	400,000	—	—	60,375	—	780,882	1,471	1,242,728
	President—	2013	403,269	—	—	154,265	—	214,927	—	772,461
	Real Estate and Stores	2012	400,000	—	—	—	1,000,000	1,054,339	—	2,454,339
Mark Higgins(5)	Former Senior Vice	2014	198,617	—	—	50,250	—	—	35,567	284,434
	President of Merchandising	2013	230,778	—	—	29,082	35,232	—	3,897	298,989

(1)	Salary represents amounts earned during fiscal year.

(2)

Amounts represent the grant date fair value, as computed in accordance with Accounting Standards Codification Topic 718, relating to restricted share units awarded to Mr. Feurer during fiscal 2014. See Note 7 to the Consolidated Financial Statements in the Company’s 2014 Annual Report on Form 10-K for the assumptions made in determining the value. Effective October 13, 2014, Mr. Feurer was granted 200,000 restricted stock units.

(3)

Amount represents the grant date fair value as computed in accordance with Accounting Standards Codification Topic 718, relating to the grant of stock options to the Named Executive Officer in 2014. See Note 7 to the Consolidated Financial Statements in the Company’s 2014 Annual Report on Form 10-K for the assumptions made in determining the value. Effective June 3, 2014, Mr. Anderson, Mr. Eisenberg and Mr. Mark Higgins were granted 35,000, 35,000 and 25,000 options, respectively. Effective October 13, 2014, Mr. Feurer was granted 300,000 options. Effective November 22, 2014, Mr. Mark Higgins options were cancelled. The amount set forth in the table above does not necessarily reflect the value that will ultimately be realized with respect to the award.

(4)

For the fiscal year 2012, amounts represent cash incentive payouts made to certain named executive officers for the achievement of the Company’s Earnings Before Interest, Taxes, Depreciation and Amortization Target. For the fiscal year 2013, amounts represent incentive payout to Mr. Mark Higgins based on the achievement of individual performance targets.

(5)	Effective November 22, 2014, Mark Higgins, who served as Senior Vice President of Merchandising, is no longer with the Company.

(6)	Includes the following payments made by the Company to the named executive officers:

Name	Year	Perquisites and Other Personnel Benefits ($)	Insurance Premiums ($)	Company Contributions to Retirement and 401(K) Plans ($)	Severance Payments / Accruals ($)	Total ($)
Robert J. Higgins(1)	2014	35,516	150,000	8,404	—	193,920
	2013	33,666	150,000	2,769	—	186,435
	2012	33,304	150,000	—	—	183,304
Michael Feurer	2014		—	—	—	—
John N. Anderson	2014	—	—	2,742	—	2,742
	2013	—	—	—	—	—
	2012	—	—	—	—	—
Bruce J. Eisenberg	2014	—	—	1,471	—	1,471
	2013	—	—	—	—	—
	2012	—	—	—	—	—
Mark Higgins	2014	—	—	6,692	28,875	35,567
	2013	—	—	3,897	—	3,897
	2012	—	—	—	—	—

(1)

Perquisites for Mr. Robert Higgins during the 2014 fiscal year include club dues ($7,891) and fees paid for a personal assistant ($27,625). The cost of perquisites was determined based on out-of-pocket cost to the Company.

Employment Agreements

On December 26, 2008, the Company entered into a new employment agreement with Mr. Robert Higgins pursuant to which Mr. Robert Higgins continued to serve as Chief Executive Officer of the Company. Effective October 23, 2014, Mr. Robert Higgins became Executive Chairman of the Board, relinquishing the title of Chief Executive Officer. Mr. Higgins employment as Executive Chairman of the Board will terminate December 31, 2015, in accordance with his employment agreement. At such time, Mr. Robert Higgins will become Non Executive Chairman of the Board.

Under the agreement, Mr. Robert Higgins will receive an annual base salary of $1,000,000 (or such larger amount as the Company’s Board of Directors may determine from time to time). Effective May 1, 2014, Mr. Robert Higgins agreed to reduce his salary to $700,000. Under the agreement, the Board of Directors may also determine to pay Mr. Robert Higgins compensation in excess of the required base salary and bonus. He is entitled to participate in all incentive, savings, retirement, welfare and such other employee benefit programs as are generally in effect for the Company’s executive employees and is also entitled to reimbursement for or payment of certain travel and other expenses.

Mr. Robert Higgins has agreed to certain confidentiality, non-competition and non-solicitation provisions. In addition, he shall be entitled to gross-up payments in the event excise taxes on payments or benefits made to him are imposed under Section 4999 of the Internal Revenue Code or any similar state or local tax law. The agreement also provides for indemnification during the contract period and for a period of five years thereafter.

On August 27, 2014, the Company entered into an employment agreement with Mr. Feurer pursuant to which Mr. Feurer serves as the Company’s Chief Executive Officer. Mr. Feurer receives an initial base salary of $635,000 (“Base Salary”) and received a signing bonus of $100,000. His employment is on an at will basis. For fiscal year 2015, Mr. Feurer will be eligible for an annual bonus under the Company’s bonus plan, with a target of 100% of his Base Salary. He will also receive equity having a fair value of not less than $430,000 for achieving target EBITDA. Fifty percent (50%) of the equity portion will be payable in stock options and 50% will be payable in restricted stock units. For later years, his bonus targets will be determined by the Compensation Committee, after consultation with the Executive, in an amount that provides the Executive with an opportunity to earn total compensation at or above a median total compensation benchmark for the Executive’s position as deemed appropriate by the Compensation Committee.

On his start date, Mr. Feurer was granted options to purchase 300,000 shares of Company common stock, with an exercise price equal to the closing market price of the Company’s common stock on The NASDAQ Stock Market on the Effective Date. 100,000 of such options were vested and exercisable on the Effective Date. The remaining shares will vest ratably over two years, subject to his continued employment on each such date. In addition, Mr. Feurer was granted an award of 200,000 restricted stock units which will vest in four equal installments on each anniversary of the effective date subject to his continued employment on each such date.

Mr. Feurer will be eligible to participate in the Company’s group health insurance, group life insurance, and 401(k) plans in accordance with their terms. He will also be provided with relocation benefits.

In the event his employment is terminated by the Company without cause (as defined) prior to the first anniversary of the Effective Date of the agreement, Mr. Feurer will be eligible for severance benefits for twenty four months and if such termination is after the first anniversary of the Effective Date, the severance benefits will be for eighteen months. In either case, compensation received through other employment will offset the severance pay. Mr. Feurer also agreed to a confidentiality covenant.

Grants of Equity and Incentive Plan-Based Awards

The following table provides information with respect to Share Units granted and annual incentive bonus plan awards, as applicable, to the named executive officers during the year ended January 31, 2015:

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards (#)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($’s)
		Threshold ($)	Target ($)	Maximum ($)
Robert J. Higgins	5/4/2014	280,000	700,000	1,050,000	—	—	—	—
Michael Feurer	10/13/2014	—	—	—	200,000	300,000	$3.50	1,143,022
John N. Anderson	5/4/2014	78,000	156,000	260,000	—	—	—	—
	6/3/2014	—	—	—	—	35,000	$3.36	70,350
Bruce J. Eisenberg	5/4/2014	127,500	255,000	425,000	—	—	—	—
	6/3/2014	—	—	—	—	35,000	$3.36	60,375
Mark Higgins(2)	5/4/2014	75,000	150,000	250,000	—	—	—	—
	6/3/2014	—	—	—	—	25,000	$3.36	50,250

(1)	The amounts indicated reflect the possible payouts for the 2014 annual incentive bonus plan. Based on 2014 results no payouts were made to named executive officers under this plan.

(2)	Mr. Mark Higgins’ options were forfeited upon termination of service.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes the named executive officers’ equity awards that were unvested or unexercised, as applicable, as of January 31, 2015.

Name	Grant Date	Option Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Robert J. Higgins	5/2/2005	475,000	—	14.32	5/2/2015
	5/1/2006	450,000	—	5.32	5/1/2016
Michael Feurer	10/13/2014 (1)	100,000	200,000	3.50	10/13/2024
John N. Anderson	5/2/2005	4,500	—	14.32	5/2/2015
	5/1/2006	4,000	—	5.32	5/1/2016
	5/1/2007	3,800	—	5.50	5/1/2017
	3/1/2011 (2)	12,000	8,000	1.73	3/1/2021
	5/7/2012 (2)	—	20,000	2.53	5/7/2022
	6/21/2013 (2)	—	20,000	4.87	6/21/2023
	6/3/2014 (2)	—	35,000	3.36	6/21/2023
Bruce J. Eisenberg	5/2/2005	50,000	—	14.32	5/2/2015
	5/1/2006	50,000	—	5.32	5/1/2016
	5/1/2007	50,000	—	5.50	5/1/2017
	5/6/2010	200,000	—	2.11	5/6/2020
	6/21/2013 (2)	—	50,000	4.87	6/21/2023
	6/3/2014 (2)	—	35,000	3.36	6/21/2023
Mark Higgins(3)		—	—	—

(1)	Mr. Feurer’s option vested ratably over two years beginning with 100,000 options vesting at the grant date.

(2)	Mr. Anderson’s and Mr. Eisenberg’s options vest based on service period with 60% vesting after the third year of service and 20% vesting after the each of fourth and fifth year of service.

(3)	Mr. Mark Higgins’ options were forfeited upon termination of service.

Fiscal 2014 Option Exercises and Stock Vested

The following table summarizes options exercised and stock awards that vested during the last completed fiscal year.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert J. Higgins	—	—	—	—
Michael Feurer	—	—	—	—
John N. Anderson	—	—	—	—
Bruce J. Eisenberg	—	—	—	—
Mark Higgins	12,000	3,240	—	—

Pension Benefits

The Company maintains a non-qualified Supplemental Executive Retirement Plan (“SERP”) for certain executive officers of the Company. The SERP, which is a nonqualified plan, provides eligible executives defined pension benefits that supplement benefits under other retirement arrangements. The annual benefit amount is equal to 50% of the average of the participant’s base compensation for the five years prior to retirement plus the average of the three largest bonus payments for the last five years prior to retirement, to the extent vested. Participants vest 35% after 10 years, 75% after 20 years and 100% after 20 years of service and retirement at the age of 65. In addition, the benefits become vested in full upon a change in control of the Company prior to the participant’s termination of employment or a termination of employment due to the participant’s death or disability. Additionally, all benefits under the Supplemental Executive Retirement Plan will be forfeited in the event of any of the following: competitive conduct during the 5 years following termination of employment or at any time while in receipt of benefits; solicitation for employment or employment of company employees during the 5 years following termination or at any time while in receipt of benefits (this clause is waived in the event of a change in control); disclosure of confidential information; or termination for cause. During the 2012 fiscal year, the Compensation Committee of the Board of Directors approved setting Mr. Robert Higgins’ annual benefit to $950,000. Payments are made in equal installments over 20 years. The Company has established a rabbi trust whose purpose is to be a source of funds to pay benefits to participants in the SERP. The following table illustrates pension benefits accrued under the Supplemental Executive Retirement Plan:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Robert J. Higgins	Supplemental Executive Retirement Plan	42	14,632,195	—
Michael Feurer	Supplemental Executive Retirement Plan	—	—	—
John N. Anderson	Supplemental Executive Retirement Plan	—	—	—
Bruce J. Eisenberg	Supplemental Executive Retirement Plan	21	3,443,212	—
Mark Higgins	Supplemental Executive Retirement Plan	—	—	—

(1)

The amounts shown in this column are based on the same assumptions used in preparation of the Company’s 2014 Consolidated Financial Statements, which are described in Note 7 to the Company’s 2014 Consolidated Financial Statements.

Potential Payments Upon Termination or Change of Control

The following table illustrates potential payments upon termination or change of control as of January 31, 2015:

	Voluntary ($)	Involuntary		Death ($)	Disability ($)	Change in Control ($)
		For Cause ($)	W/O Cause ($)
Retirement Benefits(1)
Robert J. Higgins	—	—	—	—	—	—
Michael Fuerer	—	—	—	—	—	—
John N. Anderson	—	—	—	—	—	—
Bruce Eisenberg	—	—	—	1,415,959	1,415,959	1,415,959
Mark Higgins	—	—	—	—	—	—
Equity(2)
Robert J. Higgins	—	—	—	—	—	—
Michael Fuerer	—	—	—	700,000	700,000	700,000
John N. Anderson	—	—	—	36,220	36,220	36,220
Bruce Eisenberg	—	—	—	173,500	173,500	173,500
Mark Higgins	—	—	—	—	—	—
Severance Benefits
Robert J. Higgins(3)	—	—	583,333	—	583,333	—
Michael Fuerer(4)	—	—	1,270,000	—	—	—
John N. Anderson(5)	—	—	150,000	—	—	—
Bruce Eisenberg(5)	—	—	212,500	—	—	—
Mark Higgins	—	—	—	—	—	—
Health and Welfare Benefits(6)
Robert J. Higgins	—	—	13,956	—	—	—
Michael Fuerer	—	—	16,748	—	—	—
John N. Anderson	—	—	8,374	—	—	—
Bruce Eisenberg	—	—	8,374	—	—	—
Mark Higgins	—	—	—	—	—	—

(1)

Under provisions of the Trans World Entertainment Supplemental Executive Retirement Plan, a participant would be fully vested in their pension benefit in the event of death, disability or a change in control of the Company. The estimated present value of the accelerated vesting due to the death, disability or change in control provisions as presented are as of January 31, 2015. Additionally, all benefits under the Supplemental Executive Retirement Plan will be forfeited in the event of any of the following: competitive conduct during the 5 years following termination of employment or at any time while in receipt of benefits; solicitation for employment or employment of company employees during the 5 years following termination or at any time while in receipt of benefits (this clause is waived in the event of a change in control); disclosure of confidential information; or termination for cause.

(2)	Value as of January 31, 2015 of unvested equity awards. These awards vest pursuant the terms of the 2005 Long Term Incentive Plan and applicable award agreement.

(3)	Severance provisions as provided by Mr. Robert Higgins’ employment agreement, as described below.

(4)	Severance provisions as provided by Mr. Feurer’s employment agreement, as described below.

(5)	Severance provisions as provided by the Company’s severance guidelines, as described below.

(6)	Anticipated costs of continuing life insurance, disability, medical, dental and hospitalization benefits for estimated severance period.

Severance Benefits

The employment agreements entered into between the Company and Mr. Robert Higgins and Mr. Feurer provide severance or other benefits upon a termination of employment or a change in control.

Mr. Robert Higgins’ employment agreement provides that, in the event of his termination by reason of death or disability (as defined in the agreement), the executive (or in the case of death, the executive’s spouse or estate) shall be entitled to receive: (i) earned but unpaid base salary; (ii) reimbursement for expenses incurred prior to termination; (iii) payment for accrued but unused vacation; and (iv) the annual bonus for the fiscal year of termination in an amount determined by the Compensation Committee based on the achievement of performance goals for the fiscal year but pro-rated to reflect the number of days in the fiscal year through the date of termination. Following a termination by reason of disability, he will also receive an amount equal to two times his base salary for the period from the date of termination through the six month anniversary of the date of termination.

In the event of his termination by the Company for cause (as defined in the agreement) or by the executive for any reason other than good reason (as defined in the agreement), the Company’s remaining obligations under the agreement shall terminate.

In the event of his termination by the Company for any reason other than cause, death or disability or by the executive for good reason, Mr. Robert Higgins shall be entitled to receive: (i) earned but unpaid base salary and accrued but unused vacation; (ii) reimbursement for expenses incurred prior to termination; and (iii) an amount equal to two times his base salary for the period from the date of termination until the latest of (A) the third anniversary of the effective date of the agreement, (B) the end of the contract period or (C) one year after the date of termination, payable over such period in accordance with the regular payroll practices of the Company. In addition, Mr. Robert Higgins (and his dependents) will be entitled to continue participation in the Company’s medical, dental and vision care plans until the latest of (x) the third anniversary of the effective date; (y) the end of the contract period or (z) one year after the date of termination, provided, however, that such participation shall cease on any earlier date that Mr. Robert Higgins becomes eligible for substantially similar benefits from a subsequent employer.

Mr. Feurer’s employment agreement provides that, in the event of his termination by reason of death or disability (as defined in the agreement), the executive shall be entitled to receive earned but unpaid base salary and payment for accrued but unused vacation. Mr. Feurer also shall be entitled to any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) or required under the terms of any death, insurance, or retirement plan, program, or agreement provided by the Employer and to which the Mr. Feurer is a party or in which he is a participant.

In the event of his termination by the Company for cause (as defined in the agreement) or by the executive for any reason other than good reason (as defined in the agreement), the Company’s remaining obligations under the agreement shall terminate.

In the event of his termination by the Company for any reason other than cause, death or disability or by the executive for good reason, Mr. Feurer shall be entitled to receive: (i) earned but unpaid base salary and accrued but unused vacation; (ii) continuation of his base salary for 24 months or 18 months if terminated after one year of service,

The Company has severance guidelines that are applicable to Officers, including the named executive officers, who are not party to an employment agreement. Under those guidelines, which are subject to review and amendment by the Committee from time to time, an Officer whose employment is terminated by the Company as a result of a reduction in force, position elimination or a failure to keep pace with the strategic demands of his or her position and who executes a release in the form requested by the Company is generally entitled to continue to receive one week of salary continuation, and continued participation in other benefit plans, for each year of service, with a minimum of 13 weeks and a maximum of 26 weeks for Vice President level officers.

In addition, unvested equity awards vest upon death, disability or a change of control pursuant to the terms of the 2005 Long Term Incentive Plan and applicable award agreements.

RELATED PARTY TRANSACTIONS

The Company leases its 181,300 square foot distribution center/office facility in Albany, New York from Robert J. Higgins, its Executive Chairman and largest shareholder, under three capital leases that expire in December 2015. The Company is currently negotiating a new lease for its facility. The original distribution center/office facility was occupied in 1985. The Company is currently negotiating a new lease for its facility.

Under the three capital leases, dated April 1, 1985, November 1, 1989 and September 1, 1998, the Company paid Mr. Robert Higgins an annual rent of $2.3 million in the 2014 fiscal year. Pursuant to the terms of the lease agreements, effective January 1, 2002 and every two years thereafter, rental payments will increase in accordance with the biennial increase in the Consumer Price Index. Under the terms of the lease agreements, the Company is responsible for property taxes, insurance and other operating costs with respect to the premises. Mr. Robert Higgins does not have any future obligation for principal and interest. None of the leases contain any real property purchase options at the expiration of its term.

The Company leases one of its retail stores from Mr. Robert Higgins under an operating lease. Annual rental payments under this lease were $40,000 in the 2014 fiscal year. Under the terms of the lease, the Company pays property taxes, maintenance and a contingent rental if a specified sales level is achieved. Total additional charges for the store, including contingent rent, were approximately $2,400 in the 2014 fiscal year. The lease expired and was not renewed as of January 31, 2015.

The Board has assigned responsibility for reviewing related party transactions to its Audit Committee. The Audit Committee has adopted a written policy pursuant to which all transactions between the Company or its subsidiaries and any Director or Officer must be submitted to the Audit Committee for consideration prior to the consummation of the transaction. The transaction will then be evaluated by the Audit Committee to determine if the transaction is in the Company’s best interests and whether, in the Committee’s judgment, the terms of such transaction are at least as beneficial to the Company as the terms the Company could obtain in a similar transaction with an independent third party. In order to meet these standards, the Committee may conduct a competitive bidding process, secure independent consulting advice, engage in its own fact-finding, or pursue such other investigation and fact-finding initiatives as may be necessary and appropriate in the Committee’s judgment. The Audit Committee reports to the Board, for its review, on all related party transactions considered.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 generally requires the Company’s Directors, Executive Officers and persons who own more than ten percent of the registered class of the Company’s equity securities to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Based solely upon its review of the copies of such reports received by it, or upon written representations obtained from certain reporting persons, the Company believes that all Section 16(a) filing requirements applicable to its officers, Directors, and greater than ten percent stockholders were complied with.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors and monitors the Company’s efforts to comply with certain aspects of the Sarbanes-Oxley Act of 2002. The Audit Committee of the Board has reviewed and discussed the Company’s audited financial statements with the Company’s Management and its independent accountants, KPMG LLP. Management is responsible for the financial statements and the underlying financial reporting processes, including the system of internal controls. The Audit Committee has discussed with KPMG LLP, the Company’s independent accountants, the matters required to be discussed under professional standards. The Audit Committee also has received the written disclosures and the letter from the independent accountants required by applicable standards of the Public Company

Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with KPMG LLP the independence of such independent accounting firm. The Committee has also considered whether the independent accountants’ provision of information technology and other non-audit services to the Company is compatible with the accountants’ independence.

The Audit Committee also discussed with the Company’s internal auditors and with KPMG LLP the overall scope and plans for their respective audits. The Audit Committee meets periodically with the Company’s internal auditors and with KPMG LLP, with and without management present, to discuss the results of their examinations, the evaluation of the Company’s internal controls and the overall quality and transparency of the Company’s financial reporting. Based on its review and discussions referred to above, The Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended January 31, 2015 be included in the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended January 31, 2015.

Audit Committee of the Board of Directors
Robert Marks (Chairman)
Dr. Joseph Morone
Michael Nahl

OTHER MATTERS

Other Items. Management knows of no other items or matters that are expected to be presented for consideration at the meeting. However, if other matters properly come before April [], 2015, the persons named in the accompanying proxy intend to vote thereon in their discretion.

Proxy Solicitation. The Company will bear the cost of the meeting and the cost of soliciting proxies, including the cost of mailing the proxy materials. In addition to solicitation by mail, Directors, officers, and regular employees of the Company (none of whom will be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward proxies and proxy materials to their principals, and the Company will reimburse them for their ordinary and necessary expenses.

Independent Accountants. The Board of Directors currently intends to select KPMG LLP as independent accountants for the Company for the fiscal year ending January 30, 2016. KPMG LLP has acted as accountants for the Company since 1994, when it purchased the Albany practice of Ernst & Young, the Company’s accountants since 1985. Representatives of KPMG LLP will be present at the Annual Meeting and available to make statements to and respond to appropriate questions of shareholders.

The appointment of independent accountants is approved annually by the Board of Directors. The decision of the Board is based on the recommendation of the Audit Committee, which reviews and approves in advance the audit scope, the types of non-audit services, and the estimated fees for the coming year. The Audit Committee also reviews and approves non-audit services to ensure that they will not impair the independence of the accountants.

Before making its recommendation to the Board for appointment of KPMG LLP, the Audit Committee carefully considered that firm’s qualifications as independent accountants for the Company. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review included inquiry concerning any litigation involving KPMG LLP and any proceedings by the Securities and Exchange Commission against the firm. The following is a description of the fees billed to the Company by KPMG LLP for fiscal years 2014 and 2013.

Audit Fees. Audit fees include fees paid by the Company to KPMG LLP in connection with the annual audit of the Company’s consolidated financial statements and KPMG LLP’s review of the Company’s interim financial statements. Audit fees also include fees for services performed by KPMG LLP that are closely related to the audit and in many cases could only be provided by independent accountants. Such services include comfort letters and consents related to SEC registration statements and certain reports relating to the Company’s regulatory filings. The aggregate fees billed to the Company by KPMG LLP for audit services rendered to the Company and its subsidiaries for fiscal years 2014 and 2013 totaled $461,600 and $488,800, respectively.

Audit-Related Fees. Audit related services include due diligence and audit services related to employee benefit plan audits and certain attest services. The aggregate fees billed to the Company by KPMG LLP for audit related services rendered to the Company and its subsidiaries were $20,000 and $19,500 for fiscal years 2014 and 2013, respectively.

Tax fees. Tax fees include corporate tax compliance and counsel and advisory services. SAXBST LLC was the Company’s primary tax advisor in fiscal year 2014. KPMG didn’t receive any fees for tax services in the last two years.

Each year, the Company reviews its existing practices regarding the use of its independent accountants to provide non-audit and consulting services, to ensure compliance with recent SEC proposals. The Company has a policy which provides that the Company’s independent accountants may provide certain non-audit services which do not impair the accountants’ independence. In that regard, the Audit Committee must pre-approve all audit services provided to the Company, as well as non-audit services provided by the Company’s independent accountants. This policy is administered by the Company’s senior financial management, which reports throughout the year to the Audit Committee.

Financial Statements. The Company’s 2014 Annual Report to Shareholders (which does not form a part of the proxy solicitation material), including financial statements for the fiscal year ended January 31, 2015, is being sent concurrently to shareholders. If you have not received or had access to the 2014 Annual Report to Shareholders, you may request a copy by writing to: Trans World Entertainment Corporation, Attention: Treasurer, 38 Corporate Circle, Albany, NY 12203, and a copy will be sent to you free of charge.

SUBMISSION OF SHAREHOLDER PROPOSALS

Shareholders of the Company wishing to include proposals in the proxy material relating to the Annual Meeting of the Company to be held in 2016 must submit the same in writing so as to be received at the executive offices of the Company on or before January 30, 2016. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholders’ proposals. Proposals should be addressed to Edwin J. Sapienza, Secretary, Trans World Entertainment Corporation, 38 Corporate Circle, Albany, NY 12203. No such proposals were received with respect to the Annual Meeting scheduled for July 1, 2015.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual general meeting, the rules of the SEC permit management to vote proxies in its discretion if we do not receive notice of the proposal on or before May 2, 2016. Notices of intention to present proposals at next year’s annual general meeting should be addressed to Edwin J. Sapienza, Secretary, Trans World Entertainment, 38 Corporate Circle, Albany, NY 12203.

By Order of the Board of Directors,

Edwin J. Sapienza,
Secretary

May 29, 2015

APPENDIX A

TRANS WORLD ENTERTAINMENT CORPORATION
CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

SECTION 1. Formation of the Audit Committee

There shall be a committee of the Board of Directors (the “Board”) of Trans World Entertainment Corporation, a New York corporation (the “Company”), to be known as the “Audit Committee” (the “Committee”). The Committee shall be composed of directors who are independent of the management of the Company and are free of any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a committee member. Without limiting the generality of the preceding sentence, the directors appointed to the Committee shall satisfy the independence requirements of the NASDAQ National Market and shall not be an affiliated person of the issuer or any subsidiary as defined under the Sarbanes-Oxley Act of 2002. The Committee shall consist of no fewer than three independent directors, for a term of appointment at the discretion of the Board of Directors, usually for one year. Compensation paid to a director, directly or indirectly, by the Company, other than compensation for board and committee services, regardless of the amount is prohibited. All members of the Committee shall have a working familiarity with basic finance and accounting practices, including the ability to read and understand financial statements at the time of their appointment, and at least one member of the Committee shall have accounting or related financial management experience, such that they would be considered a “financial expert” under applicable SEC rules. The Committee shall meet regularly at least four times annually, and special meetings may be called as circumstances require. The Committee will meet annually with management, the director of the internal audit function and the independent accountants in separate executive sessions. In addition, the Committee, will meet with the independent accountants and management quarterly to review the Company’s financials and public filings. The Company shall provide for appropriate funding, as determined by the Committee, for the performance of its duties, including compensation for the Company’s independent auditors and any independent counsel and advisors retained by the Committee.

SECTION 2. Responsibilities of the Committee

The Committee shall assist the corporate directors in fulfilling their responsibility to the Company’s shareholders, potential shareholders and the investment community, with specific attention to the Company’s accounting function, its SEC and NASDAQ reporting practices, and the quality and integrity of the Company’s system of internal and disclosure controls regarding finance, accounting, legal compliance and ethics. It is the responsibility of the Audit Committee to maintain free and open means of communication among the corporate directors, the independent auditors, the internal auditor (if any), general counsel and outside counsel to the Company, and the financial management of the Company.

SECTION 3. Duties of the Committee

In carrying out its responsibilities, the Committee shall:

3.1. Review the Charter. Review this charter periodically, at least annually, and update it as conditions dictate.

3.2. Select, authorize and oversee auditors. Have the sole authority to review, select and appoint the independent auditors to audit the books of the Company and its divisions or subsidiaries. Approve the compensation of independent auditors, oversee the work of the independent auditors and resolve disagreements between management and the auditors. Among other things, prior to initially engaging an independent audit firm, the Committee shall receive a written statement consistent with the applicable requirements of the Public Company Accounting Oversight Board (the

“PCAOB”) regarding independent accountants’ communications with the audit committee concerning independence.

3.3. Authorize and oversee independent counsel. Appoint and approve compensation for independent counsel and advisors, including legal, accounting and other experts, as deemed necessary, to obtain clarifications and opinions on the financial statements, litigation and any other matters as considered necessary.

3.4. Audit Plan. Meet with the independent auditors and financial management of the Company to review the scope of the proposed external audit for the current fiscal year and the audit procedures to be utilized and, at the conclusion of the audit, review any comments or recommendations of the independent auditors. As part of the audit plan, the Committee shall review the process of assessing the risk of fraudulent financial reporting in any material respect, and the procedures that the independent auditors plan to undertake in the audit. Confirm that the lead audit partner, or the lead audit partner responsible for reviewing the audit, for the Company’s independent auditors has not performed audit services for the Company for each of the five previous fiscal years. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating independent auditors on a regular basis.

3.5. Approve non-audit services provided by independent auditors. Approve in advance all non-audit services provided by the independent auditor. Designate at least one member for approval of non-audit services and ratify such approval at the Audit Committee meeting immediately following the approval. Ensure that the Company publicly discloses approval for non-audit services in its periodic reports.

3.6. Internal Accounting Controls. Review with the independent auditors and the Company’s financial and accounting management the adequacy and effectiveness of the internal auditing, accounting and financial controls of the Company, and elicit any recommendations for improvement of the internal control procedures or particular areas where new or more detailed controls or procedures may be desirable. Discuss guidelines and policies and govern the process by which risk assessment and management are undertaken.

3.7. Auditors’ Internal Quality Control. At least annually, obtain and review an annual report from the independent auditors describing (i) the independent auditors’ internal quality control procedures and (ii) any material issues raised by the most recent internal quality control review, peer review or PCAOB review of the independent auditors, or by any inquiry or by investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with such issues.

3.8. Accounting Principles. Meet with financial management of the Company concerning any proposed changes in accounting principles of the Company and, subject to review with independent auditors, approve such changes.

3.9. Related Party Transactions. Review and approve all “related party” transactions with the Company’s directors and officers.

3.10. Code of Ethics. Review, approve and oversee the Company’s policy statements on ethical corporate conduct and determine whether the views of the Board are sufficiently detailed in the Company’s formal Code of Ethics.

3.11. Communication. Establish open channels of communication such that the Company’s employees can confidentially and anonymously express their concerns over accounting, internal control or auditing matters. Nominate one director who will receive such concerns. Employees may communicate with the Committee without fear of retaliation or liability for any use of the information provided.

3.12. Proxy Report. Prepare the Audit Committee report to be included in the Company’s annual proxy statement, as required by the SEC.

3.13. Internal Audit Function. Review the internal audit function of the Company, including proposed programs for the current year and the coordination of such programs with the independent auditors, with particular attention to maintaining the most effective balance between independent and internal auditing resources.

3.14. Operating Results. Review, prior to each Committee meeting but no less than quarterly, a summary of the Company’s financial results compared to plan and a revised forecast for the balance of the fiscal year provided by financial management.

3.15. Review year-end and quarterly financial statements. Review, prior to release, quarterly unaudited and annual audited financial statements, and MD&A, with management and the Company’s independent auditors. Review of the year-end financial statements shall be accompanied by an explanation from management of all significant fluctuations in balance sheet and income statement line items compared to the preceding fiscal year and to plan. The Committee shall review the disclosures contained in the financial statements with the independent auditors to determine that the independent auditors are satisfied with such disclosures and the content of the financial statements to be presented to the shareholders. The Committee shall discuss with management, the press releases and earnings guidance provided to analysts and rating agencies although such discussions need not occur prior to the release or guidance.

3.16. Review periodic reports. Review and discuss with the management and the independent auditors the SEC filings made by the Company and other published documents containing the Company’s financial statements, with attention to whether the information contained in these documents is consistent with the information contained in the financial statements.

3.17. Accounting Accruals. Inquire of financial management of the Company about the existence and substance of any significant accounting accruals, reserves or estimates made by management that had a material impact on the financial statements.

3.18. Private Consultation with Independent Auditors. Make available the independent auditors for private consultation at all meetings of the Committee; the independent auditors should be encouraged by the Committee to evaluate the Company’s financial, accounting and auditing personnel, and describe the level of cooperation that the independent auditors received during the course of the audit. Review all critical accounting policies and practices to be used; discuss with the independent auditors all alternative treatments and disclosures of financial information within accounting principles generally accepted in the United States of America (GAAP), that have been discussed with management, their ramifications and the treatment preferred by the independent auditors; and all other material written communication between the independent auditors and the management. Ensure that independent auditors periodically submit formal written statements (consistent with the applicable requirements of the PCAOB regarding independent accountants’ communications with the audit committee concerning independence) delineating all relationships between the auditor and the Company and discuss any disclosed relationships or services that may impact, or appear to impact, the objectivity and independence of the auditor and recommend that the Board take appropriate action regarding the auditor’s independence. Discuss with the independent auditor matters required to be discussed by Statement of Auditing Standards No. 61 relating to the conduct of the audit.

3.19. Hiring employees of the Independent Auditor. Set clear hiring policies for employees or former employees of the independent auditors.

3.20. Review of Legal Matters. Meet at least annually with the appropriate officer of the Company and, if applicable or appropriate in the Committee’s judgment, outside counsel, to review compliance with the Company’s Code of Ethics and other policies and procedures, to discuss legal matters that may have a significant impact on the Company’s financial statements and to review legal compliance matters including security trading policies. The Committee shall cause to be made an investigation into any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, conduct of such an investigation is appropriate.

3.21. Income Tax Matters. Review once annually the open years on federal income tax returns, whether there are significant items that have been or might be disputed by the IRS, and inquire as to the status of the related tax reserves.

3.22. Minutes. Submit minutes of all the meetings of the Committee to the Company’s Board.

3.23. Letter from Audit Committee Chairman. Submit once annually, at or about the time of the Company’s Annual Meeting of Shareholders, a letter from the Committee Chairman setting forth to the Board a summary of the Committee’s responsibilities and activities.

3.24. Qualified Legal Compliance Committee. The Committee shall serve as the Company’s Qualified Legal Compliance Committee (“QLCC”) within the meaning of and in accordance with 17 CFR Part 205. In such capacity, the Committee shall meet only as and when required to discharge its QLCC responsibilities.

In its capacity as the QLCC, the Committee shall:

(A)

Establish written procedures for the confidential receipt, retention and consideration of reports to the Committee by the appropriate officer of the Company or the Company’s reporting attorneys that credible evidence of a material violation of an applicable United States federal or state securities law, a material breach of fiduciary duty arising under United States federal or state law or at common law, or a similar material violation of any United States federal or state law by the Company or its subsidiaries or by any officer, director, employee or agent of the Company or its subsidiaries has occurred, is ongoing or is about to occur (each, a “Material Violation”).

(B)

Inform the appropriate officer of the Company, the Company’s Chief Executive Officer and the Company’s Chairman of the Board of any evidence of a Material Violation that is reported to the Committee (unless the Committee reasonably believes that it would be futile to report such evidence of Material Violation to such persons).

(C)	Determine whether an investigation is necessary regarding any evidence of a Material Violation that is reported to the Committee by the appropriate officer of the Company or reporting attorneys.

(D)

If the Committee determines an investigation is necessary or appropriate in relation to a report of evidence of a Material Violation: (i) notify the Board; (ii) initiate an investigation, which may be conducted either by the appropriate officer of the Company or by outside attorneys; and (iii) retain such additional expert personnel as the Committee deems necessary. At the conclusion of any such investigation: (i) recommend to the Board, by majority vote, that the Company implement an appropriate response to the evidence of a Material Violation; and (ii) inform the appropriate officer of the Company, the Company’s Chief Executive Officer, the Company’s Chairman of the Board and the Company’s Board of Directors of the results of any such investigation and the appropriate remedial measures to be adopted.

(E)

Acting by majority vote, take all other appropriate actions to respond to evidence of a Material Violation that is reported to the Committee by the appropriate officer of the Company or reporting attorney, including the authority to notify the Securities and Exchange Commission in the event the Company fails in any material respect to implement the appropriate response that the Committee has recommended the Company to take.

* * * * *

April 2015

Trans World Entertainment Corporation

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Standard Time, on July 1, 2015.

Vote by Internet

•	Go to www.envisionreports.com/TWMC

•	Or scan the QR code with your smartphone

•	Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

•	There is NO CHARGE for this call
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

 A   Proposals — The Board of Directors recommends a vote FOR all the nominees listed.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold
	01 - Robert J. Higgins	☐	☐	02 - Martin Hanaka	☐	☐	03 - Robert Marks	☐	☐

	04 - Dr. Joseph Morone	☐	☐	05 - Michael Nahl	☐	☐	06 - Michael Solow	☐	☐

2.	In their discretion, the Proxies are authorized to vote upon all other matters that properly may be presented at the meeting.

 B   Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right	☐
if you plan to attend the
Annual Meeting.

 C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

If voting by mail, you must complete Sections A & C and mail in the provided envelope.

1 U P X
022P6A

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Trans World Entertainment Corporation

Notice of 2015 Annual Meeting of Shareholders

Albany Country Club

300 Wormer Road

Voorheesville, NY 12186

Proxy Solicited by Board of Directors for Annual Meeting — July 1, 2015

Robert J. Higgins and Edwin J. Sapienza, or any of them (each, a “Proxy” and together the “Proxies”), each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Trans World Entertainment Corporation to be held on July 1, 2015 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed herein. If no such directions are indicated, the Proxies will have authority to vote FOR Item 1.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)